Exhibit (a)(1)(A)

17305 Daimler Street
Irvine, CA 92614

March 3, 2016

To the Holders of the Original Warrants:

This letter is to inform you that Cryoport, Inc. (the “Company”) is offering to amend, upon the terms set forth in the enclosed Offer to Amend and Exercise Warrants to Purchase Common Stock, dated as of March 3, 2016 (the “Offer to Amend and Exercise”), the following warrants to purchase common stock (collectively, the “Original Warrants”) issued by the Company with respect to up to 2,448,000 shares of common stock issuable upon exercise of such warrants (the “Offer”):

(1)	warrants to purchase 833,860 shares of the Company’s common stock at an exercise price of $8.28 per share issued in connection with a private placement of units consisting of one share of the Company’s common stock and a warrant to purchase one share of the Company’s common stock with closings that occurred between February 2012 and March 2012;

(2)	warrants to purchase 43,860 shares of the Company’s common stock at an exercise price of $2.28 per share issued in connection with a private placement of bridge notes in June 2013;

(3)	warrants to purchase 28,736 shares of the Company’s common stock at an exercise price of $3.48 per share issued in connection with a private placement of bridge notes in August 2013;

(4)	warrants to purchase 105,776 shares of the Company’s common stock at an exercise price of $2.40 per share issued in connection with a private placement of bridge notes in September 2013;

(5)	warrants to purchase 1,700,634 shares of the Company’s common stock at an exercise price of $4.44 per share issued in connection with the conversion of certain bridge notes into units consisting of one share of the Company’s common stock and a warrant to purchase one share of the Company’s common stock in September 2013;

(6)	warrants to purchase 74,728 shares of the Company’s common stock at an exercise price of $5.88 per share issued in connection with various private placements of bridge notes with closings that occurred between December 2013 and March 2014; and

(7)	warrants to purchase 1,167,789 shares of the Company’s common stock at an exercise price of $6.00 per share issued in connection with various private placements of (i) the Company’s Class A Preferred Stock and Class B Preferred stock with closings that occurred between May 2014 and June 2015, and (ii) bridge notes between December 2014 and February 2015, and in connection with the amendment of certain related-party promissory notes in February and March 2015.

The exercise price and number of shares issuable upon conversion of the Original Warrants have been adjusted for the 1-for-12 reverse stock split that became effective on May 19, 2015. Accordingly the Original Warrants issued to you will reflect a greater number of shares and a lower exercise price than those set forth above.

If you have questions regarding the terms of your Original Warrants, please contact the Solicitation Agent (identified below).

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The purpose of the Offer is to raise funds to support the Company’s operations by providing the holders of the Original Warrants with the opportunity to amend and exercise their warrants to purchase shares of the Company’s common stock at a significantly reduced exercise price, together with a shortened exercise period. The funds obtained will be used by the Company as working capital and for other general corporate purposes.

Pursuant to the Offer, you may tender to us your Original Warrants and amend the terms of such warrants with respect to all or a portion of the shares purchasable under such warrants at your election (the “Elected Shares”) to: (i) reduce the exercise price to $1.25 per share; and (ii) shorten the exercise period to expire concurrently with the expiration of the Offer at 9:00 p.m. (Pacific Time) on March 30, 2016, as may be extended by the Company in its sole discretion (the “Expiration Date”).

By tendering your Original Warrants, you will also be agreeing to: (A) restrict your ability as the holder of Elected Shares issuable upon exercise of the Amended Warrants (as defined below) to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of such shares without the prior written consent of the Company for a period of sixty (60) days after the Expiration Date (the “Lock-Up Period”); and (B) acting alone or with others, not effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period. The Elected Shares issued to you upon exercise of the Amended Warrants will be subject to registration rights for the resale by you. Such amendments will be made pursuant to the terms of the applicable Amendment to Warrant to Purchase Common Stock (the “Amendment” and, each Original Warrant, as amended by the applicable Amendment, an “Amended Warrant”) attached as Exhibit A-1 and Exhibit A-2 to the enclosed Election to Consent, Participate and Exercise Warrant (the “Election Form”).

The enclosed Offer to Amend and Exercise, together with the Election Form, Notice of Withdrawal, and forms of Amendments constitute the “Offering Materials.” These Offering Materials provide information regarding the Offer and instructions as to how you can amend your Original Warrants and exercise an Amended Warrant. You should read all of the materials carefully before you decide whether to participate in the transaction.

To participate in the Offer and receive the number of shares of the Company’s common stock issuable upon exercise of an Amended Warrant, you must deliver to the Company on or before the Expiration Date all of the following (collectively, the “Acceptance and Exercise Documents”):

(i)	a signed copy of the Election to Consent, Participate and Exercise Warrant (the “Election Form”);

(ii)	a signed copy of an accredited investor representation (which is included as Annex C to the Election Form);

(iii)	a signed copy of a selling stockholder questionnaire (which is included as Annex D to the Election Form); and

(iv)	the original copy of the warrant certificate(s) representing your Original Warrants (the “Original Warrant Certificates”), or an Affidavit of Loss and Indemnification Agreement (which is included as Annex E to the Election Form), for cancellation.

In addition to the delivery of the Acceptance and Exercise Documents to us, you also must tender cash in the amount equal to $1.25 per share multiplied by the number of Elected Shares (the “Exercise Payment”). The Exercise Payment is to be deposited with Fidelity Bank, as escrow agent for the Company, in accordance with the instructions in the Election Form.

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If you change your mind after tendering your Original Warrants and want to withdraw your tender, you may submit the enclosed Notice of Withdrawal to the Company at any time prior to the Expiration Date by delivery to:

If by Mail	If by Facsimile Transmission	If by email

Cryoport, Inc. Attn: Robert Stefanovich, CFO 17305 Daimler Street, Irvine, CA 92614	Robert Stefanovich, CFO at (949) 544-8815	stockadministrator@cryoport.com

Please direct questions or requests for assistance regarding the Offer and the Offering Materials to Emergent Financial Group, Inc., the solicitation agent for the Offer (the “Solicitation Agent”). The Solicitation Agent may be reached at:

Emergent Financial Group, Inc.

3600 American Boulevard West, Suite 670

Bloomington, MN 55431

Attention: Erik Voldness

Telephone: (952) 829-1210

(email: evoldness@emergentfinancial.com)

Please direct requests for additional copies of the Offering Materials, in writing, to the Solicitation Agent at the address above.

THE OFFER TO AMEND AND EXERCISE (AND ASSOCIATED WITHDRAWAL RIGHTS) WILL EXPIRE AT 9:00 P.M. (PACIFIC TIME) ON MARCH 30, 2016 UNLESS THIS OFFER PERIOD IS EXTENDED.

Sincerely,

/s/ Robert Stefanovich

Robert Stefanovich
Chief Financial Officer

Enclosures:

Offer to Amend and Exercise (including exhibits thereto)

Election to Consent, Participate and Exercise Warrant (including exhibits thereto)

Notice of Withdrawal

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